EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Cardiopulmonary Corp.


     We consent to the incorporation by reference in the registration statement on Form S-1 of Cardiopulmonary Corp. of our report dated March 19, 1994, (May 17, 1996 as to Note 10 with respect to the 2 for 5 reverse stock split) (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the financial statements in the Registration Statement No. 333-04315 on Form S-1 contained on pages F-4 to F-20 for the year ended December 31, 1993 and for the period from January 1, 1991 through December 31, 1993. The statements of operations and cash flows for the period from January 1, 1991 through December 31, 1993 are not included in the Registration Statement.


     We also consent to the reference to our firm under the headings "Experts" in this Registration Statement.



DELOITTE & TOUCHE LLP




Hartford, Connecticut
June 27, 1996